Date Filed: November 21, 2001                        SEC File No. 333-68532

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

       FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               Amendment No. 2

                            SAVON TEAM SPORTS, INC.
                ----------------------------------------------
                (Name of small business issuer in its Charter)

             Utah                                            87-0678911
------------------------------                          ----------------------
(State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                          Identification Number)

           1404 Mitchell Drive, Ogden, Utah  84403  (801) 627-8151
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  3949 - Sporting and Athletic Goods, NEC
           --------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

Copies to:                                Registered Agent:
Elliott N. Taylor, Esq.                   Michael L. Rubin, President
John C. Thompson, Esq.                    Savon Team Sports, Inc.
Taylor and Associates, Inc.               1404 Mitchell Drive
Attorneys and Counselors at Law           Ogden, Utah  84403
2681 Parleys Way, Suite 203               Phone: (801) 627-8151
Salt Lake City, Utah  84109               Fax: (801) 627-8298
Phone: (801) 463-6080                     ------------------------------------
Fax: (801) 463-6085                       (Name, address, including zip code,
                                          and telephone number, including area
                                          code, of agent for service)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                 CALCULATION OF REGISTRATION FEE

Title of Each                              Proposed Maximum   Proposed Maximum     Amount of
Class of Securities   Amount to            Offering Price     Aggregate Offering   Registration
to be Registered      be Registered        per Share          Price                Fee (1)(2)
-------------------   -----------------    ----------------   ------------------   ------------
Shares of Common
Stock, $0.001 par
value                 1,750,000 Shares    $     0.10          $    175,000         $  43.75

(1)  Estimated solely for purposes of calculating the registration fee based on 1,750,000 shares of common stock offered at $0.10 per share.
(2)  The registration fee has been calculated in accordance with Fee Rate Advisory No.13, issued
December 23, 2000, based on $250 per $1,000,000 or .00025 of the aggregate offering amount.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                              Table of Contents
                  Pursuant to Item 502(f) of Regulation S-B
Section                                                           Page
-------                                                           ----
PROSPECTUS SUMMARY ...............................................  5

SUMMARY FINANCIAL INFORMATION.....................................  6

RISK FACTORS .....................................................  7
     Risk Factors Relating to the Business of the Company ........  7
     Risk Factors Relating to the Offering........................  8

DILUTION ......................................................... 11

COMPARATIVE DATA ................................................. 12

PLAN OF DISTRIBUTION ............................................. 13

USE OF PROCEEDS .................................................. 14

DESCRIPTION OF BUSINESS .......................................... 15
     Organization and Corporate History .......................... 15
     Business in General ......................................... 15
     Plan of Operation ........................................... 15
     Products and Services ....................................... 16
     Marketing and Distribution .................................. 17
     Competition ................................................. 18
     Manufacturing, Supplies, and Quality Control ................ 19
     Domain Names and Copyrights ................................. 19
     Research and Development .................................... 20
     Regulation and Environmental Compliance ..................... 20
     Employees ................................................... 20

DESCRIPTION OF PROPERTY .......................................... 20

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES ......... 21

REMUNERATION OF OFFICERS AND DIRECTORS ........................... 22

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ......... 23

PRINCIPAL SHAREHOLDERS ........................................... 24

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS ........ 25

DESCRIPTION OF CAPITAL STOCK ..................................... 26

LITIGATION ....................................................... 27

LEGALITY OF SHARES ............................................... 27

EXPERTS .......................................................... 28

ADDITIONAL INFORMATION ........................................... 28

INDEX TO FINANCIAL STATEMENTS .................................... 29

FINANCIAL STATEMENTS ............................................. 30

[FRONT COVER PAGE]
                 SUBJECT TO COMPLETION -- DATED NOVEMBER__, 2001

                            SAVON TEAM SPORTS, INC.
                          Shares of Common Stock
                               $0.10 per share

     This Prospectus relates to the public offering for cash by Savon Team Sports, Inc., of a minimum of 750,000 and a maximum of 1,750,000 shares of common stock. This is our initial public offering, there is no public market for the Common Stock, and there is no assurance that one will develop following the Offering described in this Prospectus. See MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS beginning on page 21.

     We are offering the common stock subject to the subscription and payment of a minimum of 750,000 shares during an offering period of 120 days from [insert effective date]. We reserve the right to close the Offering upon the sale of the minimum number of shares. See PLAN OF DISTRIBUTION beginning on page 12.

     At the date of this Prospectus, Michael Rubin, our president, is the sole person acting as a sales agent and will not be paid any commission on the sale of the Common Stock.

     The proceeds from the offering, after the deduction of expenses, will be used to develop our proposed web site and for working capital. See USE OF PROCEEDS beginning on page 13.

     All funds collected from the sale of the Common Stock will be deposited in an escrow account with Escrow Specialists, an unaffiliated escrow company in Ogden, Utah, which will be our escrow agent. If the minimum 750,000 shares are not sold during and paid for during the offering period, all funds will be promptly returned to subscribers in full, without paying interest or deducting expenses. All subscribers' checks should be made payable to "ESCROW SPECIALISTS-Savon Team Sports, Inc., Escrow Account."

                        Price        Commissions       Proceeds to Company
                      ----------   ---------------   -----------------------
Per share            $      0.10  $           -          $      0.10

Total Minumum        $ 75,000.00  $           -          $ 75,000.00
 Offering

Total Maximum        $175,000.00  $           -          $175,000.00
 Offering

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK, INCLUDING IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING AT PAGE 7 AND "DILUTION" BEGINNING AT PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is __________, 2001

                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

Business description ............  Savon Team Sports, Inc. was organized to take advantage of a potential market for speciality sports apparel via an Internet web site. We propose to create a web site to target an initial market of overseas United States military installations. We believe such installations encourage team sports among troops, and that there is a resulting need for uniforms and basic equipment that is not being adequately met by local providers.

Contact information .............  Savon Team Sports, Inc.
                                   Attn:  Michael Rubin, President
                                   1404 Mitchell Drive, Ogden, UT 84403
                                   Phone: (801) 627-8151
                                   Fax: (603) 627-8298

Securities Offered ..............  1,750,000 shares of Common Stock, par value
                                   $0.001 per share.  See DESCRIPTION OF
                                   CAPITAL STOCK.

Shares of Common Stock Outstanding
 Prior to the Offering ..........  Common Stock:  6,250,000

Shares of Common Stock Outstanding
 After the Offering .............  Common Stock: 7,000,000 (Minimum)
                                                 8,000,000 (Maximum)

Offering Price Per Share ........  $0.10

Estimated Proceeds After
 Offering Expenses ..............  $50,000, minimum after $25,000 expenses
                                   $150,000, maximum after $25,000 expenses

Use of Proceeds .................  Our first step is to develop our web site.
                                   We will use the minimum proceeds to develop the web site to showcase our available products. We intend to generate revenues from the sale of products to purchasers via direct mailing, telephone and email, initially. We intend to use proceeds above the minimum for expenses we incur for additional marketing and sales efforts. See USE OF PROCEEDS.

Risk Factors ....................  We need money for operations, we have no current revenues, and we do not know how soon we will be able to generate revenues. Our business success is dependent on the business acumen of our president, and our ability to develop our website as an effective marketing tool for selling our products in a competitive marketplace. You may not be able to sell your shares if no public market develops, or only sell at a loss if the market price is low. The president owns enough shares to control our business activities and actions without shareholder input or consent.

Proposed OTC Bulletin
 Board Symbol ...................  Common Stock: "SVTS" (See "MARKET FOR
                                   COMMON EQUITY AND RELATED SHAREHOLDER
                                   MATTERS.")

Subscription payments will only be released from the escrow account if the minimum number of Shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this Prospectus. If the offering is terminated before the minimum number of Shares is sold, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

If the minimum offering is sold within the specified period, the net proceeds from subscribers will be disbursed to Savon. Shares will be issued and mailed to subscribers within one week of the disbursement of the minimum net proceeds to Savon, or within one week of the receipt by Savon of additional subscription payments once the minimum has been met.

                    SUMMARY FINANCIAL INFORMATION

The following table shows selected summarized financial data for Savon at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included in this Prospectus beginning on page 28.

STATEMENT OF OPERATIONS DATA:
-----------------------------           From Inception
                                        (June 28, 2001)
                                    to September, 30, 2001
                                    ----------------------

 Revenues ........................ $                   -0-
 Expenses ........................ $                   -0-
 Net (Loss)....................... $                   -0-
 Basic (Loss) per Share .......... $                   -0-
 Weighted Average Number
  of Shares Outstanding..........                6,250,000


                                           Actual as of
                                       September 30, 2001
                                     ---------------------
BALANCE SHEET DATA:
------------------
 Total Current Assets............. $                 1,446
 Total Assets..................... $                 1,446
 Total Current Liabilities ....... $                11,006
 Working Capital ................. $                (9,560)
 Shareholders' Equity ............ $                (9,560)

                           RISK FACTORS

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CONSIDER THE NEGATIVE IMPLICATIONS OF ALL THE MATERIAL IN THIS PROSPECTUS INCLUDING THE FOLLOWING RISK FACTORS.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY

We are a new company with no operating history for investors to use to evaluate our business.
----------------------------------------------------------------------
Savon has had no operations since its organization and is a "start-up" or "development stage" company. We have no history of operations you can use to evaluate our business experience. Because we have no operating history demonstrating our ability to conduct business, your investment risk is greater than with an established company. Accordingly, you should not invest in Savon if you cannot afford the loss of your entire investment.

We need money and we will not be able to continue operating if this offering is not successful.
-----------------------------------------------------------------------------
We do not have very much operating capital. As a result the report of our auditors contains a warning, called a going concern opinion, about Savon's ability to continue operations. Without money from this offering or the timely receipt of additional financing from other sources, there is substantial doubt that Savon can continue in business. We have not identified any other sources of funds if this offering is unsuccessful. See FINANCIAL
STATEMENTS: Independent Auditors' Report and USE OF PROCEEDS.

We have no revenues and are not sure when we will start generating revenues.
---------------------------------------------------------------------------
Savon expects to have an initial operating loss due to the costs and expenses associated with a start-up operation. As of September 30, 2001, the date of our most recent financial statements included in this Prospectus, we have no revenues from the sale of any products or services and had a working capital deficit of $9,560. We have not yet developed an internet web site with product descriptions or established the commercial viability of our proposed products in an untested market. As a result, we cannot predict when or if we will be able to generate revenues or develop into a successful or profitable business. See DESCRIPTION OF BUSINESS.

Your investment return may depend on our ability to raise additional funds to support operations until we generate revenues.
------------------------------------------------------------------------------
We may need additional financing before we generate revenues. We do not anticipate commencing sales operations until the development of our web site. We may not receive any revenues from sales operations before our available funds are expended. The funds from this offering may not be adequate for us to finance our planned operations, or to fully exploit the potential market for our products. For instance, we may discover that our web site needs to be upgraded to accept online orders, which would increase our required development capital by a factor of ten, from our anticipated range of $15,000 to $25,000 to $150,000 to $250,000. Therefore, our ultimate success may depend on our ability to raise additional capital. We do not know if any additional funds will be available from any source or, if available, whether sufficient funds will be available to last until our revenues support our business operations.

Because our president has not had experience as a chief executive officer, investors will not be able to evaluate his experience in that capacity.
-----------------------------------------------------------------------
We have been and will continue for some time to be dependent on the general business acumen and experience of our president, Michael Rubin, to make the business decisions required on behalf of Savon. Although Mr. Rubin has considerable management experience in general and specific experience in the retail sporting goods business, he has not previously been the chief executive responsible for strategic planning and final decisions. Because your investment hinges on the success of Savon's business, your investment decision depends primarily on your assessment of Mr. Rubin's ability to implement Savon's business plan. Accordingly, you should carefully consider the included information about Mr. Rubin. See MANAGEMENT.

Because we do not plan to accept online orders, we do not know if our product will be competitive on the Internet.
-----------------------------------------------------------------------------
We are proposing to develop an Internet web site which will be able to showcase our products but potential buyers will not be able to make purchases via the web site because enabling online ordering would be too expensive, at least initially. Actual purchases will have to be made via telephone or email ordering. Other companies with substantially greater financial resources, experience, and technical and marketing personnel may offer similar products through fully developed e-commerce web sites. We believe that we can achieve and maintain a competitive advantage by providing good prices and personalized service, but may still be at a disadvantage in making the Internet marketing of our products competitive. See DESCRIPTION OF BUSINESS.

Our initial business model depends on an informal arrangement between our president and his brother without which we might be less profitable.
------------------------------------------------------------------------------
Our president has made an informal arrangement with his brother, the owner of a sporting goods retail store, to obtain products from the store's inventory at cost because of certain volume discount and other benefits which may accrue to the store as a result of increasing its own orders. We will be dependent on this arrangement for most, if not all, of our goods. Although each business may expect to benefit from the proposed relationship, any change in ownership or control of either of the two companies could threaten the relationship.
For instance, if Michael Rubin left Savon for any reason, his brother would most likely terminate the arrangement. Such termination would require us to set up our own independent vendor accounts which might be on less favorable terms. Because the profitability of our business model is based, at least in part, on receiving the favorable pricing treatment contemplated by the arrangement, the termination would probably hurt our profit margin.


RISK FACTORS RELATING TO THE OFFERING

The book value of your investment will be much lower than the share price.
-------------------------------------------------------------------------
Persons purchasing shares in this Offering will suffer a substantial and immediate dilution to the book value of the Common Stock below the offering price. The book value of our shares at September 30, 2001 was approximately $0.0015 per share. After sales of the minimum 750,000 shares, the book value per share will be approximately $0.0094, or a loss to subscribers of approximately $0.0906 per share. After sales of the maximum 1,750,000 shares, the book value per share will be approximately $0.0209, or a loss to subscribers of approximately $0.0791 per share. See DILUTION.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.
------------------------------------------------------------------------
Although we have no present plans to issue more stock, the Board of Directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the Board of Directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock in this offering. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the ownership percentage of shareholders and may further dilute the book value of Savon's shares. See DESCRIPTION OF CAPITAL STOCK.

There is no current market for Savon's stock, and, if no market develops, you may not be able to sell the stock.
----------------------------------------------------------------------------
At the present time, there is no public market for Savon's securities, and we do not know if a public market will develop after the Offering. Upon completion of the minimum Offering, Savon will seek a securities broker-dealer, called a market maker, willing to apply for a trading symbol and trade our stock. We do not know if such a market maker will continue acting for us, or that an active market will be developed or maintained. Even if a market develops, the future market price may be lower than the price you paid because the determination of the offering price was arbitrary. If no market develops, or if the future market price is low, you may not be able to sell your shares or may only be able to sell at a loss. See PLAN OF DISTRIBUTION and MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

You cannot withdraw your funds once invested and you will not receive a refund unless we fail to sell the minimum offering amount of $75,000 after the full offering period of 120 days from the effective date of the Prospectus.
------------------------------------------------------------------------------
Investors do not have the right to withdraw invested funds. Subscription payments will only be released from the escrow account to Savon, if the minimum number of Shares is sold, or for the purpose of refunding subscription payments to the subscribers, if the minimum number of shares is not sold. Therefore, once you have invested, you will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this Prospectus.

You will not receive dividend payments.
--------------------------------------
Savon has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, management salaries, hiring additional staff and operating expenses, rather than to make distributions to shareholders. Therefore, the future of your investment depends entirely on the development of a trading market and the potential increase in the market price of our stock.

The president owns most of the shares and will control the company.
------------------------------------------------------------------
Savon issued 6,250,000 shares of common stock to our president in connection with our organization. Upon completion of the minimum and/or maximum Offering, he will have control of approximately 89% and 78%, respectively, of the outstanding shares. As a result, he will be in a position to elect at least a majority of the Board of Directors, to dissolve, merge or sell the assets, and to direct our business affairs without shareholder input or consent. In addition, his investment of cash per share is considerably less than the share price in the offering, which means your investment is at proportionately greater risk because your investment per share is greater. See DILUTION and COMPARATIVE DATA.

Your ability to sell shares may be limited if the price of our stock, once listed, is below $5.00 per share because of special special sales practice requirements applicable to "designated securities" and "penny stock."
--------------------------------------------------------------------------
Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for our Common Stock is below $5.00 per share, our Common Stock would be subject to special sales practice requirements applicable to "designated securities" and "penny stock." No assurance can be given that the bid price for our Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, our Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend Savon to their clients, it may be difficult to establish a market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

                                  DILUTION

At September 30, 2001, Savon had a net tangible book value of $(9,560). The following table sets forth the dilution to persons purchasing Common Stock in this Offering without taking into account any changes in the net tangible book value of Savon after September 30, 2001, except the sale of the minimum and maximum shares of Common Stock offered at the public offering price and receipt of the minimum $75,000 and the maximum $175,000, gross proceeds therefrom. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of Savon divided by the total number of shares of Common Stock outstanding.

                                                   Minimum        Maximum
                                                   Shares         Shares
                                                   Sold           Sold
                                                   ---------      ---------
Public offering price per share                    $    0.10      $    0.10

     Net tangible book value per share
      before this offering (1)           $(0.0015)

Increase per share attributable to
 to new investors                                  $  0.0109     $   0.0224

Adjusted net tangible book value per
 share after this offering                         $  0.0094     $   0.0209

Dilution per share to new investors                $  0.0906     $   0.0791

Percentage dilution                                    90.6%          79.1%

------------------------
(1) Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of Savon.



             [This space to end of page intentionally left blank]

                             COMPARATIVE DATA

The following chart illustrates the percentage of ownership in Savon held by the present Shareholder, by the public investors that purchase the minimum and maximum number of shares of Common Stock in this Offering, and a comparison of the relative money invested by the present Shareholder of Savon and by the public investors in this Offering.

                                Total              Total
                          Shares Purchased     Consideration        Average
                          ----------------     ----------------      Price
                          Number         %     Amount      %       Per Share
                          ----------------     ----------------    ---------
Minimum Offering
Present Shareholder       6,250,000  89.29     $ 10,000 11.76(1)   $ 0.0016(2)
New Investors               750,000  10.71     $ 75,000 88.24(3)   $ 0.100

Maximum Offering
Present Shareholder       6,250,000  78.13     $ 10,000  5.41(1)   $ 0.0016(2)
New Investors             1,750,000  21.87     $175,000 94.59(3)   $ 0.100

------------------------
(1)  Based on the total cash contributed by the existing Shareholder.

(2) Determined by dividing the number of shares of Common Stock outstanding at June 30, 2001, into the total consideration paid.

(3)  Estimated gross proceeds from the Offering.


             [This space to end of page intentionally left blank]

                            PLAN OF DISTRIBUTION

Savon will sell up to 1,750,000 shares of Common Stock to the public on a "best efforts, 750,000 shares minimum, 1,750,000 shares maximum" basis. If Savon fails to sell the minimum number of shares of Common Stock within the Offering Period (120 days from the effective date of this Prospectus) the offering will be terminated. In the event of such termination, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

All subscription payments should be made payable to "Escrow Specialists-Savon Team Sports, Inc., Escrow Account." Escrow Specialists is a private Ogden, Utah company unrelated to Savon or its president, which will act as Savon's escrow agent for this offering. Savon will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by Escrow Specialists, as escrow agent, pending the sale of the minimum number of shares of Common Stock within the specified period.

Subscription payments will only be released from the escrow account if the minimum number of Shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this Prospectus.

If the minimum is sold within the specified period, the net proceeds from subscribers will be disbursed to Savon. Shares will be issued and mailed to subscribers within one week of the disbursement of the net proceeds to Savon, or within one week of the receipt by Savon of additional subscription payments once the minimum has been met.

Any changes in the offering's material terms after the registration statement's effectiveness will terminate the offering and entitle subscribers to a refund. Material changes include an extension of the offering period, a change in the offering price, the addition of a minimum purchase requirement, a change in the amount of proceeds necessary to release the funds in escrow, or a change in the estimates for application of the proceeds.

The Common Stock is being offered by Michael Rubin, president of Savon and no commissions will be paid on sales made by Mr. Rubin. Neither the company, its affiliates, or anyone involved in the marketing of the stock have reserved the right to purchase shares in order to reach the minimum sales threshold.

Determination of Offering Price
-------------------------------
Prior to the Offering there has been no market for Savon's Common Stock and there can be no assurance that a regular trading market will develop on completion of this Offering. The Offering price of the Common Stock was determined by Savon and may not be indicative of the market price for the Common Stock after the Offering or of the value of Savon. At this time, an investment in Savon, which has no revenues from operations, is an investment based on the perceived value of Savon's products and potential market, the president's ability to develop an untested market, and Savon's overall business strategy, none of which can be quantified. Among the factors considered in determining the initial public offering price were Savon's proposed business activities and the scope and nature of the products it intends to offer and the market it is targeting, Savon's limited operations, current financial condition and possible need for additional working capital, its future prospects, the experience of its president, the economics of Savon's industry in general, prior sales of Savon's common stock, the general condition of the equity securities market, the anticipated marketability of Savon's common stock as compared to similar securities of companies considered comparable to Savon, and other relevant factors. As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary and may be based more on a perceived value at this time rather than an actual proven value.

                              USE OF PROCEEDS

The gross proceeds to be received by Savon from the sale of the minimum and the maximum number of shares of Common Stock are estimated at approximately $75,000 and $175,000, respectively. It is anticipated that during the 12 month period following the Offering, Savon intends to use the proceeds from the Offering in the following general amounts and order of priority. The allocation of proceeds is based on Savon's estimates.

                                        Minimum           Maximum
ITEM                                    Amount       %    Amount       %
----------------------------------      ---------- -----  ---------- -----
Legal Expenses                              18,000  24.0      18,000  10.3
Accounting                                   2,000   2.6       2,000   1.2
Initial Web Site Development                15,000  20.0      25,000  14.3
Marketing and Sales Development              5,000   6.7      20,000  11.4
Working Capital (1)                         35,000  46.7     110,000  62.8
                                        ---------- -----  ---------- -----
TOTAL NET PROCEEDS                      $   75,000 100.0  $  175,000 100.0
                                        ========== =====  ========== =====

(1) It is anticipated that the amounts listed under Working Capital will be used primarily for the expenses associated with promoting and maintaining the web site, once it has been developed. If the maximum amount is raised, some of the funds allocated to Working Capital, up to 20% or $35,000, may be used for salaries to employees, excluding the president. The president is not intending to take any compensation until revenues from operations justify it.

The amounts set forth merely indicate the general application of net proceeds of the Offering. Actual expenditures relating to the development of Savon's internet web site may differ from the estimates depending on change orders and/or increased time charges from third parties. Savon recognizes that such proceeds may be insufficient to enable Savon to fully exploit its business plan and objectives and Savon may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by Savon for its proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities. Those funds which Savon receives, other than from the Offering, will be utilized for the purpose of paying any additional costs of this Offering and funding Savon business operations.

                         DESCRIPTION OF BUSINESS

This description of Savon's Business and Plan of Operation may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenues, capital expenditures, growth, prospects, dividends, capital structure and other financial matters;
(b) statements of plans and objectives of Savon or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about Savon and its business relating to the future; and (e) any statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

Organization and Corporate History
----------------------------------
Savon was organized on June 28, 2001, under the laws of the State of Utah, by Michael L. Rubin, who currently is Savon's sole officer, director and shareholder. In connection with forming Savon, Mr. Rubin contributed cash to pay for the initial organization and a portion of the expenses of this registration. Since inception, Savon's business activities have been limited to organizational matters including opening a bank account and obtaining the services of accounting and legal professionals in connection with the preparation of this offering.

Business in General
-------------------
Savon Team Sports, Inc (Savon) proposes the creation of an Internet web site which will target specific niche opportunities within the sporting goods industry. Savon has reserved the Internet domain name savonteamsports.com, and information at the web site announces the proposed development and intent of Savon.

The intent of the web site will be to quickly and efficiently showcase available products, and provide email and telephone contact information for Savon to potential purchasers. Should the initial efforts of Savon succeed, the web site will be expanded and developed into an e-commerce site that will eventually enable coaches and managers to purchase everything needed for team sports. However, the costs associated with the development of an e-commerce web site are substantial, and Savon does not intend to expand the web site to accommodate actual purchases through the web site until sales revenues are established and additional funds are raised. Savon believes that although the convenience such an expanded web site would provide purchasers is important, the single most important ingredient to our success will be the development of personal relationships with purchasers via the telephone, e-mail and/or in person. This key ingredient is crucial to our long term success.

Plan of Operation
-----------------
Savon's management believes a substantial opportunity exists by providing competitively priced, high-quality uniforms and sporting goods equipment, accompanied by excellent personalized service to an international market consisting of United States overseas military installations. Such installations encourage and foster team sports among troops, and uniforms and equipment are basic needs often ill met by local providers.

Thus far, Savon has already identified all military installations located in foreign countries as well as those located in U.S. Territories. (See accompanying listings.) Each military installation has a recreation director who will be contacted by Savon through direct mail or by telephone and who will then be directed to our web site where our products will be displayed and described.

In addition to the sports teams drawn from the troops, such military installations frequently also need uniforms and supplies for their youth programs. Savon intends to identify and contact the individuals on each base that are in charge of individual leagues and teams for youth programs.

Additional markets that Savon will concurrently pursue include American and/or English speaking schools in foreign countries. Savon believes such schools experience the same problems regarding consistency and quality of sports team products as well as lack of personal service as the military installations. Therefore, the schools should comprise another prime market for Savon to initially target. Savon is in the process of compiling a list of target schools and contact names.

Savon anticipates being able to fund the initial development of Savon's showcase web site with the offering proceeds from this registration. Once the web site is developed, Savon will generate income from sales of products.

As of the date of this Prospectus Savon has not received revenues from operations. At September 30, 2001, Savon had current assets of $1,446 and current liabilities of $11,006, for a working capital deficit of $9,560. Because Savon has a working capital deficit, it may need to borrow money from its Principal Shareholder in order to finance its operating expenses until the completion of this offering. Savon anticipates that such expenses will not exceed $15,000, all associated with estimated accounting, legal and other costs of this offering. As a result, Savon's ability to continue operating beyond the completion of this offering is dependent on Savon's receipt of the net proceeds of this Offering by the end of the Offering Period or, if such net proceeds are not received, on Savon's ability to obtain additional equity or debt financing from other sources, including additional loans from its Principal Shareholder.

If Savon raises the minimum offering amount, Savon expects to be able to develop its web site, do limited amounts of marketing and sales development and have enough working capital to offset operating costs through December 31, 2002. If Savon raises the maximum offering amount, Savon will be able to engage in substantially more marketing and sales activities and have additional working capital for operating costs, including salaries, through December 31, 2002. In addition, if the minimum is raised, the website will be a basic listing of products and services with contact information. If the maximum is raised, the website will include additional still and video graphics, and more extensive product and services information to make the presentation more attractive to potential customers. In either case, customers will have to contact Savon by phone, email or regular mail to place orders.

Products and Services
---------------------
Available products will include everything needed to totally outfit and equip teams in most sports (baseball, softball, basketball, football, wrestling, volleyball, and soccer). The following product list covers uniforms and equipment to be included on the initial web site:

  Baseball and Softball -
     Complete uniform including hats and visors with embroidery, jerseys with screen printing or twill applique, undershirt such as turtlenecks, pants or shorts, belts, socks, warm up jackets, and metal or rubber cleats.

     Equipment including wood or aluminum bats, mitts, batting gloves, bat bags, equipment bags, and batting helmets. Also, catchers' equipment including helmet, face mask, chest protector and shin guards.

  Basketball -
     Complete uniform including jersey with screenprinting, shorts, socks, and shoes. Also warm up clothing consisting of shooter's shirt and warm up pants.
    Equipment including all major brands of basketballs and equipment bags.

  Football -

    Complete uniform and protective equipment including helmet and facemask, mouthpiece, shoulder pads, jerseys with screen printing, pants with knee, butt and thigh pads, belts, gloves, cleats, socks, and protective pads such as forearm pads.

     Other equipment including footballs, kicking tees, and equipment bags.

  Wrestling -

     Complete uniforms including wrestling singlets with screen printing, nylon or fleece warm up suits, wrestling shoes and socks.

     Equipment including kneepads and wrestling headgear.

  Volleyball -

     Complete uniforms including jerseys with screen printing, shorts, socks, warm up suits, and volleyball shoes.

     Equipment including top brands of volleyballs, and equipment bags.

  Soccer -

     Complete uniforms including jerseys with screen printing, shorts, socks, shinguards, sweatsuits, and soccer cleats. Also goalie gear including jerseys, pants or shorts, and goalie gloves.

     Equipment including soccer balls, and equipment bags.

In addition to the sale of the above products, Savon will also earn some revenue through subcontracted screen-printing and embroidery on uniforms for logos, numbers and even names, if desired. Savon expects to hire a third party to do the screen-printing and embroidery and pass the cost plus a small percentage mark-up on to the purchasers of the products. Although the profit margin for this extra service will be small, Savon believes that offering items customized in this fashion will increase demand for its products. As demand for customized products warrants, Savon anticipates acquiring its own screen-printing and embroidery equipment.

Marketing and Distribution
--------------------------
Savon's initial marketing efforts will be directed towards the individual recreation directors for United States military installations in foreign countries and overseas U.S. territories. Savon has identified 61 U.S. military installations, including army, navy, air force and marines, in 19 countries as potential targets and is in the process of assembling a contact list of recreation directors for each installation.

Based on Savon's research, overseas military groups interested in purchasing team sports equipment currently have three options for purchases - local sporting goods outlets, catalogue sales, or internet suppliers. Each of these options appears to have drawbacks which Savon believes it can address. For local outlets, for instance, Savon's research indicates that the quality of the products and service provided are inadequate or unsatisfactory.
Catalogues make more high quality products available, but rarely offer the kinds of screen printing and embroidery service that Savon is prepared to provide. Other internet sources may also provide a wide range of products, but web sites may be hard to find and few offer the kind of personalized printing services that Savon proposes to provide.

Savon believes that we will be able to provide overseas military customers with better products and services than local suppliers, will be able to match or beat catalogue or internet prices from other suppliers, and provide a full spectrum of products and printing and embroidery services not otherwise available from a single source. In addition, by personally contacting potential purchasers by telephone, mailers and email, Savon can direct such potential purchasers to our website, saving them the time and frustration of searching through a large number of web sites for information.

Following the initial marketing program, Savon believes that it can expect to develop a market among overseas elementary and secondary schools that receive assistance and support from the Office of Overseas Schools of the U.S. State Department, referred to as American-sponsored schools. This potential market is based on information compiled from the Overseas School Advisory Council Fact Sheet available on the U.S. State Department web site which includes contact information for the schools.

According to the Fact Sheet, there are 181 schools in 129 countries with a total enrollment of almost 95,000 students. The schools vary widely in size, resources and programs, so Savon will have to do considerable additional research to narrow the list to identify the best prospects for contact, but we believe the potential market opportunity is considerable.

Savon intends to distribute any products purchased by its customers via United States Global Priority Mail and/or other available international priority delivery services. Customers will be able to specify a delivery method at the time orders are placed.

Competition
-----------
Savon does not believe that local sporting goods outlets near overseas military installations offer significant competition because such local outlets cannot offer the range and quality of products available through catalogue or web site sales. However, Savon will be competing in general with many larger, better financed and better established sporting goods retailers who offer products through catalogues or web sites.

Specific competitors in the area of catalogue sales include East Bay, Baseball Express, Score, and Markwort. East Bay and Markwort carry a wide variety of sports equipment and uniforms, but do not offer screenprinting or embroidery for team uniforms. Baseball Express and Score specialize only in baseball and soccer equipment, respectively, rather than the full line of team sports equipment Savon will feature.

Specific competitors in the internet arena which offer all kinds of sporting goods include SportsDepot.com, TheSportsAuthority.com, and OnlineSports.com, as well as hundreds of others. Savon will also be competing with all other web sites that offer sports team products, the largest of which include EastSideTeamSports.com, and PiercesTeamSports.com. Besides these more significant web sites, Savon will be competing with many other lesser-known web sites for sports products. Although Savon believes that its proposed products and services can be offered at competitive prices, and its initial target markets are sufficiently unique to give it a competitive advantage, there can be no assurance that its marketing strategy and showcase web site will be successful enough to generate sufficient sales for continuing operations.

Manufacturing, Supplies, and Quality Control
--------------------------------------------
Savon's president, Michael Rubin, has been working since 1993 for SavOn Sporting Goods, Inc., a sporting goods retailer and varsity athletic goods supplier, located in Ogden, Utah (hereinafter referred to as SOSG). SOSG is owned by Mr. Rubin's brother. However, SOSG has no long range growth plans beyond its existing market and does not intend to expand its current business overseas. Therefore, SOSG has consented to initially allow the Company to fill orders with SOSG inventory, which benefits SOSG by assisting it in reaching various minimum purchase amounts that trigger additional discounts from vendors, including maximum sales discounts and free freight. SOSG will benefit by receiving the additional discounts and, because of the quantities of merchandise already purchased by SOGS and the existing established personal relationships SOSG has with vendors, Savon will receive pricing that will enable it to remain competitive with larger national chains, and competing internet providers.

The two companies sales and revenues will be totally separate. Savon will share in the discounts provided by manufacturers by purchasing inventory from SOSG at net (after discount) pricing as orders are placed by Savon's customers. SOSG benefits by receiving the discounts when the products are originally purchased. There will be no limits set by SOSG as to product availability to Savon. Reorders of merchandise from vendors may be necessary and can be done as needed.

The entire arrangement is an informal one based on anticipated mutual financial benefit. If the arrangement does not prove beneficial or either party wishes to end the relationship, Savon can open its own accounts with vendors. Larger volume purchases receive more favorable pricing in most cases, but not all. Profitable margins can still be had at lower volume if Savon purchased its own products independent of SOSG, although the margins might not be as great.

Besides being able to provide products from the SOSG inventory, Savon will offer various products made by manufacturers that drop ship merchandise directly to end purchasers, thus reducing Savon's need for substantial advance capital for placing orders and/or maintaining a large inventory of warehoused products. Drop ship simply means that the manufacturer ships directly to the consumer, eliminating one step in the process of shipping to Savon and then from Savon to the customer. Savon will be billed for all product shipped to the customer just the same as if it were shipped to Savon first. Pricing remains the same as if it were shipped to Savon originally, but there are no further freight costs incurred by shipping from Savon to the customer. The manufacturer receives no sharing of revenues from Savon's consequent sale.

Other than its proposed relationship with SOSG, Savon anticipates that it will not rely on any other single supplier for more than 10% of its products, and that, if necessary, it could replace any single supplier without any delay or additional expense.

Domain Names, Trademarks and Copyrights
---------------------------------------
Savon has reserved the Internet domain name "savonteamsports.com." Such initial reservation is for a two year period at an aggregate cost of $75, and is easily renewed for extended periods thereafter. Of yet, Savon has not created a logo or any trademarks, but intends to do so as part of the graphics associated with Savon's proposed web site.

Research and Development
------------------------
Other than the proposed expenditures for the creation and development of Savon's proposed web site as disclosed in the Use of Proceeds, Savon does not anticipate any research and development costs in the immediate future. Once the minimum offering is complete, Savon will hire a third party outside source to develop the web site. Savon intends to request bids from a number of companies that offer web site construction and maintenance.

Regulation and Environmental Compliance
---------------------------------------
Savon is not aware of any need for government approval of its proposed products and services, nor of any environmental laws relating to its proposed products and services. To the best of Savon's knowledge, there is no need for either U.S. or foreign government approval on sales made by Savon to overseas United States military installations. Their purchases are treated exactly the same as if they were purchased within the continental United States.

Employees
---------
Savon has no paid employees at this time. If its business plan is successful, Savon expects it will be able to hire part or full time employees to assist in its operations as needed. Michael Rubin, Savon's president, intends to continue to work for SOSG on at least a part time consulting basis in addition to his activities for Savon until such time as Savon's operations require him to devote all his time to Savon.


                          DESCRIPTION OF PROPERTIES

Executive Office
----------------
Savon currently utilizes at no cost approximately 250 square feet of dedicated office space located at the home of Savon's President, Michael L. Rubin, 1404 Mitchell Drive, Ogden, Utah 84403. In the opinion of Savon's management, such office space is sufficient to meet Savon's needs for the next 12 months.


             [This space to end of page intentionally left blank]

          DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth the name, age, and position of each executive officer and director and the term of office of each Director of Savon.

Name               Age     Position              Held Position Since
----               ---     --------              -------------------
Michael L. Rubin   50     President/Secretary
                           and Director          June 2001

Mr. Rubin is Savon's sole Director and officer. At such time as state law requires following the issuance of shares in this offering, additional persons will be appointed to serve as directors of Savon until the next annual meeting of shareholders. No candidates for director have been selected. The term of office of each director is one year and until his or her successor is elected at the Registrant's annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical Information
------------------------
Set forth below is certain biographical information with respect to Savon's existing officer and director.

Mike L. Rubin, 50, graduated in 1973 Magna Cum Laude from the University of Utah with a Bachelors Degree in Business Finance. From 1973 to 1993, Mr. Rubin worked in various capacities in the casino industry, eventually becoming a supervisor and manager. As manager, his duties included scheduling over 70 dealers and floor supervisors, instituting and maintaining proper procedures and behavior of the dealers and floor supervisors, and attending to a wide variety of customer needs and complaints.

Since 1993, Mr. Rubin has been Vice President of SavOn Sporting Goods ("SOSG") in Ogden, Utah, a retail sporting goods supplier owned by Mr. Rubin's brother. Mr. Rubin's responsibilities and experience for SOSG include: advertising and marketing, retail sales, purchasing of inventory, scheduling and management of employees, payroll, accounts receivable, and accounts payable. He has also provided bids and consummated sales of team sporting goods equipment and uniforms to schools, city and county recreation organizations, church teams, and military teams.

Resolution of Potential Conflict of Interest
--------------------------------------------
In the course of his work for SOSG, Mr. Rubin formulated the idea for the marketing and sales approach he intends to implement for Savon. Mr. Rubin presented the idea of both the market opportunity and the sales approach to SOSG before founding Savon. However, SOSG has determined not to try to expand its operations into this overseas arena or through any similar marketing approach. Although no formal non-competition agreement has been entered into, SOSG has determined to remain focused exclusively on its current business with local northern Utah local sports and local teams. SOSG will reap some benefits from the association due to the increased volume discounts it may obtain from its own suppliers by aggregating its orders with Savon. Mr. Rubin intends to make a gradual transition from his current full time position with SOSG to a part time consulting position as work for Savon requires more of his time and efforts. Both SOSG and Mr. Rubin are satisfied that no conflict of interest exists now or will arise either from Savon's proposed marketing and sales approach of Mr. Rubin's transition from SOSG to Savon.

                    REMUNERATION OF OFFICERS AND DIRECTORS

The following table sets forth certain summary information concerning the compensation paid or accrued since inception to Savon's chief executive officer and/or any of its other officers that received compensation in excess of $100,000 during such period (From June 28, 2001 [inception] to September 30, 2001).

                          SUMMARY COMPENSATION TABLE

                     Annual Compensation                   Long Term Compensation
                     -------------------                   ----------------------
                                                           Awards    Awards  Payouts
                                                           ------    ------  -------
                                              Other      Restricted
Name and                                      Annual      Stock     Options  LTIP     All other
Principal Position Year  Salary($)  Bonus($) Compensation Awards   /SARs    Payout  Compensation
------------------ ----  ------     -------- ------------ ------   -------  ------  ------------
Michael L. Rubin   2001 $    -0-    -0-       -0-         -0-      00-      -0-       -0-
President


Employment Agreements
---------------------
Savon does not have any employment agreement with Mr. Rubin, its President, sole Director and the Principal Shareholder of Savon. Mr. Rubin has not received any compensation in connection with serving as an officer and director of Savon, and does not intend to receive any compensation until revenues from operations justify it.

Board Compensation
------------------
Savon's director receives no compensation for attendance at board meetings. Additional members of the Board of Directors who may be appointed following the completion of the offering will serve for no compensation until the next annual meeting of shareholders.

Options/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year
--------------------------------------------------------------------
No individual grants of stock options (whether or not in tandem with SARs), or freestanding SARs were made since inception to any of the named executive officers.

Bonuses and Deferred Compensation
---------------------------------
There are no compensation plans or arrangements, including payments to be received from Savon, with respect to any person named as a director, executive officer, promoter or control person above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with Savon or its subsidiaries, or any change in control of Savon, or a change in the person's responsibilities.

Compensation Pursuant to Plans
------------------------------
Savon has no compensation plan in place.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------
Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. Savon will seek a Market Maker to apply to have Savon's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board under the proposed symbol "Savon" on the successful completion of the minimum Offering. There can be no assurance that the Market Maker's activities will be continued, or that an active trading market for Savon's Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects Savon's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering.


Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------
Savon has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. Savon issued 6,250,000 shares of Common Stock to Savon's founder in connection with its organization. The shares of Common Stock issued to Savon's founder may become eligible for resale under Rule 144 in June 2002. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

Shareholders
------------
As of November 21, 2001, Savon has one shareholder.

Control by Existing Shareholder
-------------------------------
Upon completion of the minimum and/or maximum Offering, approximately 89% and 78%, respectively, of the outstanding shares of Common Stock will be beneficially owned by the current President and existing Shareholder of Savon. As a result, the person currently in control of Savon will continue to be in a position to elect at least a majority of the Board of Directors of Savon, to dissolve, merge or sell the assets of Savon, and generally, to direct the affairs of Savon. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Disproportionate Risks
----------------------
Upon completion of the minimum Offering, the present Shareholder will own approximately 89% of the then issued and outstanding shares of Savon, for which he will have contributed $10,000 cash. Persons purchasing shares of Common Stock in the minimum Offering will own approximately 11% of the then issued and outstanding shares, for which they will have paid $75,000, or approximately 88% of the then invested capital. Upon completion of the maximum Offering, the present Shareholder will own approximately 78% of the then issued and outstanding shares of Savon. Persons purchasing shares of Common Stock in the maximum Offering will own approximately 22% of the then issued and outstanding shares, for which they will have paid $175,000, or approximately 95% of the then invested capital. Consequently, the purchasers in this Offering will bear a disproportionately greater risk investing in Savon's business than its present Shareholder. See Dilution and Comparative Data.

                          PRINCIPAL SHAREHOLDERS

The following table sets forth as of November 21, 2001 the name and address and the number of shares of Savon's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by Savon to own beneficially, more than 5% of the 6,250,000 shares of Common Stock issued and outstanding, and the name and shareholdings of each director and of all officers and directors as a group.

Principal Shareholders:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Michael L. Rubin          6,250,000     100.0     89.3       78.1
        1404 Mitchell Drive
        Ogden, Utah 84403

Officers and Directors:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Michael L. Rubin          6,250,000     100.0     89.3       78.1
        1404 Mitchell Drive
        Ogden, Utah 84403

------------------------
(1) All shares are owned beneficially and of record by the named shareholder and the shareholder has sole voting, investment, and dispositive power of the shares.

(2) All percentages have been rounded to the nearest one-tenth of one percent.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Management and Others
---------------------------------------
The information set forth below is provided by Savon based on what Savon believes may be material to the shareholders in light of all the circumstances of the particular case. The significance of the transactions disclosed may be evaluated by each potential investor after taking into account the relationship of the parties to the transactions and the amounts involved in the transactions.

Savon was organized on June 28, 2001, primarily through the efforts of Michael
L. Rubin, Savon's sole officer, director and shareholder. Mr. Rubin was issued 6,250,000 shares of Savon's common stock in consideration of $10,000 cash.

Michael Rubin has worked since 1993 for SavOn Sporting Goods ("SOSG") in Ogden, Utah, a retail sporting goods supplier owned by Mr. Rubin's brother. SOSG has offered to supply Savon with inventory at cost because of certain volume discount and other benefits which may accrue to SOSG as a result of increasing its orders. Because of the family relationship between Mr. Rubin and his brother, the business relationship of the two companies cannot be considered an arms length relationship. Any change in ownership of either of the two companies could threaten the proposed business relationship.





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

                        DESCRIPTION OF CAPITAL STOCK

General
-------
The Registrant is authorized to issue one hundred million shares of common stock, par value $0.001 per share (the "Common Stock")and five million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). Savon has 6,250,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding at June 30, 2001. Although Savon's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of Savon's Shareholders, to issue all or part of the authorized but unissued shares. In addition, Savon's Board of Directors has authority, without action by or vote of Savon's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of Savon's shares.

Common Stock
------------
The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock
---------------
The authority to issue the Preferred Stock is vested in the board of directors of Savon, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which Savon is authorized to issue. The above described authority of the Board of Directors may be exercised by corporate resolution from time to time as the Board of directors sees fit.

Non-Cumulative Voting
---------------------
The holders of shares of Common Stock of Savon do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of Savon's directors. If the maximum number of shares offered hereby are sold, the present shareholder will own approximately 78% of Savon's issued and outstanding shares, and in either event, will remain in a position to elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, Mr. Rubin, President of Savon, will own approximately 89% of Savon's Common Stock and will therefore control Savon (See "PRINCIPAL SHAREHOLDERS").

Transfer and Warrant Agent
--------------------------
Savon's transfer agent is Colonial Stock Transfer Company, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information
------------------
At the present time, there is no public market for any of Savon's securities, and there is no assurance any market will develop after the Offering. The development of a trading market following completion of this Offering will be dependent on Market Makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in Savon's securities. There is no assurance that any trading market for Savon's securities will develop following the Offering. See MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Reports to Shareholders
-----------------------
Savon intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, Savon may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended.

Dividend Policy
---------------
The holders of Common Stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefor, subject to any preference on preferred stock, if applicable, which may then be outstanding. Savon has not paid a dividend since its incorporation. Because Savon is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

                            LITIGATION

Savon is not a party to any pending legal proceeding and no such action by or against it, to the best of its knowledge, has been threatened.

                              LEGALITY OF SHARES

Taylor and Associates, Inc., Attorneys and Counselors at Law, Salt Lake City, Utah, counsel to Savon, has rendered an opinion that the Common Stock being offered hereby, when sold and issued, will be fully paid and nonassessable under the corporate laws of the state of Utah.

                                   EXPERTS

The financial statements included herein and elsewhere in this Registration Statement, to the extent and for the period indicated in its report, have been included in this Prospectus and the Registration Statement, in reliance on the report of HJ & Associates, LLC, Certified Public Accountants, Salt Lake City, Utah, given on the authority of said firm as experts in accounting and auditing.

                          ADDITIONAL INFORMATION

Savon has filed this Registration Statement on Form SB-2 under the Securities Act with the Commission, SEC File No. 333-38936, under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete Registration Statement, including exhibits, may be examined without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the ususal fees for reproduction, or may be obtain from the Commission's EDGAR Database at http://www.sec.gov.

Savon is subject to Section 15(d) and the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as such, Savon will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and Savon may also provide unaudited quarterly or other interim reports as it deems appropriate. Savon intends to comply with the periodic reporting requirements of Section 13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time. Savon will not be required to file or make the additional reports of Issuers subject to Section 14 of the Exchange Act, and as such has no plans to submit annual reports to Shareholders or proxy statements and other reports required of such issuers, until and unless it may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise. See DESCRIPTION OF SECURITIES.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Title to Document                                                         Page
-----------------                                                         ----
Independent Auditors' Report of HJ & Associates, LLC                       30
Balance Sheet at June 30, 2001                                             31
Statements of Operations for the Period Ended June 30, 2001                32
Statements of Stockholders' Equity                                         33
Statements of Cash Flows for the Period Ended June 30, 2001                34
Notes to the Financial Statements June 30, 2001                            35


Balance Sheets at September 30, 2001 (Unaudited) and June 30, 2001         37
Statements of Operations for the Three Months Ended September 30, 2001
 and from Inception (June 28, 2001) through September 30, 2001             38
Statements of Stockholders' Equity                                         39
Statements of Cash Flows for the Three Months Ended September 30, 2001
 and from Inception (June 28, 2001) through September 30, 2001             40
Notes to the Financial Statements September 30, 2001 and June 30, 2001     41

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

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Savon Team Sports, Inc.
(A Development Stage Company)
Salt Lake City, Utah

We have audited the accompanying balance sheet of Savon Team Sports, Inc. (a development stage company) as of June 30, 2001, and the related statements of operations, stockholders' equity and cash flows from inception on June 28, 2001 through June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Savon Team Sports, Inc. (a development stage company) as of June 30, 2001 and the results of its operations and its cash flows from inception on June 28, 2001 through June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements has been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no operations and limited capital which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
July 17, 2001

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Balance Sheet


ASSETS

                                                            June 30,
                                                              2001
                                                           ----------
CURRENT ASSETS

 Cash and cash equivalents                                 $   10,000
                                                           ----------
   Total Current Assets                                        10,000
                                                           ----------
     Total Assets                                          $   10,000
                                                           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

 Accounts payable                                          $     -
                                                           ----------
   Total Current Liabilities                                     -
                                                           ----------
STOCKHOLDERS' EQUITY

 Preferred stock at $0.001 par value; authorized 5,000,000
  shares, no shares outstanding                                  -
 Common stock at $0.001 par value; authorized 100,000.000
  shares, 6,250,000 shares issued and outstanding               6,250
 Additional paid-in capital                                     3,750
 Deficit accumulated during the development stage                -
                                                           ----------
Total Stockholders' Equity                                     10,000
                                                           ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $   10,000
                                                           ==========






The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Operations


                                                            From
                                                        Inception on
                                                          June 28,
                                                        2001 Through
                                                          June 30,
                                                            2001
                                                        ------------
REVENUES                                                $       -
                                                        ------------
EXPENSES                                                        -
                                                        ------------
NET LOSS                                                $       -
                                                        ============
BASIC LOSS PER SHARE                                    $       -
                                                        ============
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING              6,250,000
                                                        ============








The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Stockholders Equity


                                                                    Deficit
                                                                  Accumulated
                                                     Additional    During the
                                 Common Stock         Paid-In     Development
                               Shares    Amount       Capital        Stage
                             ---------  ---------    ----------   -----------
Balance at inception on
 June 28, 2001                    -     $    -       $     -      $      -
                             ---------  ---------    ----------   -----------
Common stock issued to
founder for cash at $0.0016
per share                    6,250,000      6,250         3,750          -
                             ---------  ---------    ----------   -----------
Net loss from inception on
 June 28, 2001 through
 June 30, 2001                   -           -             -             -
                             ---------  ---------    ----------   -----------
Balance, June 30, 2001       6,250,000  $   6,250    $    3,750   $      -
                             =========  =========    ==========   ===========











The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Cash Flows

                                                            From
                                                        Inception on
                                                          June 28,
                                                        2001 Through
                                                          June 30,
                                                            2001
                                                        ------------
CASH FLOWS FROM OPERATING ACTIVITIES                    $       -
                                                        ------------
CASH FLOWS FROM INVESTING ACTIVITIES                            -
                                                        ------------
CASH FLOWS FROM FINANCING ACTIVITIES

 Common stock issued for cash                                 10,000
                                                        ------------
   Net Cash Provided by Financing Activities                  10,000
                                                        ------------
NET INCREASE IN CASH                                          10,000
                                                        ------------
CASH AT BEGINNING OF PERIOD                                     -

CASH AT END OF PERIOD                                   $     10,000
                                                        ============
SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

 Interest                                               $       -
 Income taxes                                           $       -










The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2001


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

Savon Team Sports, Inc. (the Company) was incorporated on June 28, 2001 under the laws of the State of Utah.

The Company has had no operations, and has no assets and liabilities, except for cash. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the Corporate entity during this phase. It is the intent of management and significant shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

b.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

c.  Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investment with maturities of three months or less at the time of acquisition.

d.  Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of financial statements.

e.  Additional Accounting Policies

Additional accounting policies will be established once planned principal operations commence.

f.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g.  Costs paid on behalf of Company

Costs paid on behalf of the Company for services provided at no cost to the Company, such as working for no salary or not charging rent for office space, will be recorded as an expense by the Company with an offsetting entry to Additional paid-in capital.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2001


NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to develop a website directed to youth and adult sports teams located overseas with the United States military. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

NOTE 3 - SUBSEQUENT EVENT

On July 10, 2001, the Company entered into an agreement with its attorney to file a Form SB-2 registration statement. The Company authorized an offering of a minimum of 750,000 shares to a maximum of 1,750,000 shares at an offering price of $0.10/share.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Balance Sheet


ASSETS

                                                   September 30,     June 30,
                                                        2001            2001
                                                   -------------   ----------
                                                    (Unaudited)
CURRENT ASSETS

 Cash and cash equivalents                         $       1,446   $   10,000
                                                   -------------   ----------
   Total Current Assets                                    1,446       10,000
                                                   -------------   ----------
     Total Assets                                  $       1,446   $   10,000
                                                   =============   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

 Accounts payable                                  $      11,006   $     -
                                                   -------------   ----------
   Total Current Liabilities                              11,006         -
                                                   -------------   ----------
STOCKHOLDERS' EQUITY

 Preferred stock at $0.001 par value; authorized
  5,000,000 shares, no shares outstanding                   -            -
 Common stock at $0.001 par value; authorized
  100,000,000 shares, 6,250,000 shares issued
  and outstanding                                          6,250        6,250
 Additional paid-in capital                                3,750        3,750
 Deficit accumulated during the development stage         19,560         -
                                                   -------------   ----------
Total Stockholders' Equity                                (9,560)      10,000
                                                   -------------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $       1,446   $   10,000
                                                   =============   ==========






The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Operations


                                                            From
                                     For the            Inception on
                                  Three Months            June 28,
                                     Ended              2001 Through
                                 September 30,            June 30,
                                     2001                   2001
                                 -------------          ------------
                                  (Unaudited)
REVENUES                         $        -             $       -
                                 -------------          ------------
EXPENSES                                19,560                  -
                                 -------------          ------------
NET LOSS                         $     (19,560)         $       -
                                 =============          ============
BASIC LOSS PER SHARE             $       (0.00)         $       -
                                 =============          ============
WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING               6,250,000             6,250,000
                                 =============          ============





Note: The comparative income statement for the three months ended September 30, 2000 is not presented because the inception date is June 28, 2001.



The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Stockholders Equity


                                                                    Deficit
                                                                  Accumulated
                                                     Additional    During the
                                 Common Stock         Paid-In     Development
                               Shares    Amount       Capital        Stage
                             ---------  ---------    ----------   -----------
Balance at inception on
 June 28, 2001                    -     $    -       $     -      $      -

Common stock issued to
founder for cash at $0.0016
per share                    6,250,000      6,250         3,750          -

Net loss from inception on
 June 28, 2001 through
 June 30, 2001                    -          -             -             -
                             ---------  ---------    ----------   -----------
Balance, June 30, 2001       6,250,000  $   6,250    $    3,750   $      -

Net loss for the three
 months ended September
 30, 2001 (unaudited)             -          -             -          (19,560)
                             ---------  ---------    ----------   -----------
Balance, September 30,
 2001 (unaudited)            6,250,000  $   6,250    $    3,750   $   (19,560)
                             =========  =========    ==========   ===========











The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Statement of Cash Flows

                                                                    From
                                                 For the        Inception on
                                              Three Months        June 28,
                                                 Ended          2001 Through
                                             September 30,        June 30,
                                                 2001               2001
                                             -------------      ------------
                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Loss                                    $     (19,560)     $    (19,560)
 Changes in operating assets and liabilities:
   Increase in accounts payable                     11,006            11,006
                                             -------------      ------------
     Net Cash Provided (Used) by
      Operating Activities                          (8,554)           (8,554)
                                             -------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES                  -                 -
                                             -------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES

 Common stock issued for cash                         -               10,000
                                             -------------      ------------
   Net Cash Provided by Financing Activities          -               10,000
                                             -------------      ------------
NET INCREASE (DECREASE) IN CASH                     (8,554)            1,446

CASH AT BEGINNING OF PERIOD                         10,000              -
                                             -------------      ------------
CASH AT END OF PERIOD                        $       1,446      $      1,446
                                             =============      ============
SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

 Interest                                    $        -         $       -
 Income taxes                                $        -         $       -



Note: The comparative statement of cash flows for the three months ended September 30, 2000 is not presented because the inception date is June 28, 2001.






The accompanying notes are an integral part of these financial statements.

SAVON TEAM SPORTS, INC.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2001 and June 30, 2001


NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2001 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's June 30, 2001 audited financial statements. The results of operations for period ended September 30, 2001 is not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to develop a website directed to youth and adult sports teams located overseas with the United States military. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

[BACK COVER PAGE]

                              SAVON TEAM SPORTS, INC.

                                1,750,000 Shares
                                  Common Stock

                                   PROSPECTUS
                                  ______, 2001


No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Savon. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Savon since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

                        Table of Contents
Section                                                                   Page
-------                                                                   ----
PROSPECTUS SUMMARY......................................................... 5
RISK FACTORS............................................................... 7
PLAN OF DISTRIBUTION.......................................................13
USE OF PROCEEDS............................................................14
DESCRIPTION OF BUSINESS....................................................15
DESCRIPTION OF PROPERTY....................................................16
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES...................21
REMUNERATION OF OFFICERS AND DIRECTORS.....................................22
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................23
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS..............24
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS..................25
DESCRIPTION OF CAPITAL STOCK...............................................26
LITIGATION.................................................................27
LEGALITY OF SHARES.........................................................27
EXPERTS....................................................................28
ADDITIONAL INFORMATION.....................................................28
INDEX TO FINANCIAL STATEMENTS..............................................29
FINANCIAL STATEMENTS.......................................................30

Until ___________, 2002 (120 days after the effective date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 16-10a-901 through 909 of the Utah Revised Business Corporation Act provides in relevant parts as follows:

     (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in 1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Utah Revised Business Corporation Act.

The Registrant's articles of incorporation and bylaws provide that the Registrant "may indemnify" to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that the Registrant will indemnify its officers and directors to the full extent permitted by the above-quoted statute.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitations on Liability
------------------------
The state of Utah has enacted a statute limiting the liability of officers and directors of Savon and its shareholders in certain circumstances. Management has determined that it would be advantageous for Savon to include such indemnification in its Articles of Incorporation to include the protections provided to officers and directors of Savon pursuant to Section 16-10a-841 of the Utah Revised Business Corporation Act.

The indemnification would eliminate the personal liability of a director to Savon or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm to the corporation or the shareholders; (c) an unlawful distribution; or (d) an intentional violation of a criminal law.

It should be noted that the provisions eliminating liability of directors limit the remedies available to a shareholder dissatisfied with a Board decision which is protected by the provision. An aggrieved shareholder's only remedy in such a circumstance is to sue to stop the completion of the Board's action. In many situations, this remedy may not be effective. Shareholders, for example, may not be aware of a transaction or an event until it is too late to prevent it. In these cases, the shareholders and Savon could be injured by a careless Board decision and yet have no effective remedy.

Management believes that limiting director's liability is in the best interest of the shareholders and Savon, as it should enhance Savon's ability to attract and retain qualified individuals to serve as directors of Savon by assuring directors (and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. This is particularly applicable, management believes, in the recruitment of outside directors who are not employees of Savon and who may, therefore, bring additional objectivity and experience to the Board of
Directors.   Management believes that the diligence exercised by directors stems primarily from their desire to act in the best interest of Savon and not from a fear of monetary damage awards. Consequently, management believes that the level of scrutiny and care exercised by directors will not be lessened by this provision of the Articles of Incorporation.

Indemnification of Officers, Directors and Others
-------------------------------------------------
This Article has been added to provide that Savon shall indemnify directors to the fullest extent permitted by the Utah Revised Business Corporation Act and that Savon may indemnify officers, employees, or agents as authorized by the bylaws and the Board of Directors. The Board of Directors believes that indemnification for directors is important to enable Savon to attract and retain competent directors. The Board of Directors believes that permissive indemnification for others, as determined by the Board of Directors, is important because it permits indemnification in appropriate circumstances.

The indemnification provisions in the Articles may require Savon to indemnify individuals against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, that may arise by reason of their status or service as directors, officers, or agents (other than liabilities arising from willful misconduct of a culpable nature) and to advance expense incurred as a result of any proceeding against them as to which they could be indemnified, although Savon has no insurance policies for such indemnification in place.
As a result of such indemnification limitations, any large damage awards that are not compensated by insurance will come directly from Savon's treasury.

The board of directors has adopted Bylaws to include Article V, Indemnification of Directors, Officers, Agents and Employees. This Article parallels the provisions in the Articles of Incorporation.

            ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses(*) to Savon in connection with the offering described in the Registration Statement:

  Registration Fee............................................$    43.75*
  Accounting Fees and Expenses................................  2,000.00*
  Legal Fees and Expenses..................................... 18,000.00*
  Blue Sky Fees...............................................  2,500.00*
  Printing and Engraving......................................  1,000.00*
  Transfer Agent Fees.........................................  1,000.00*
                                                                  ------
  Total Expenses..............................................$24,543.75
                                                                  ======
(*)                                                   All figures are estimates.

            ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Savon issued 6,250,000 shares of Savon's restricted common stock to Savon's founder, Michael L. Rubin, in connection with Savon's organization in June 2001. The shares were issued for consideration consisting of $10,000 cash. The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in
Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder.


                        ITEM 27.  EXHIBITS

Copies of the following documents have been included as exhibits to this amended Registration Statement, pursuant to Item 601 of Regulation S-B.

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------
 3.01    3(i)       Articles of Incorporation and Amendments   Original Filing

 3.02    3(ii)      Bylaws                                         "

 4.01    4          Specimen Stock Certificate                     "

 5.01    5          Opinion of Taylor and Associates, Inc.      Amendment 1
                    Attorneys and Counselors at Law               Filing

 10.01   10         Proceeds Escrow Agreement                      "

 23.01   23         Consent of Taylor and Associates, Inc.,
                    Attorneys and Counselors at Law                "

 23.02   23         Consent of HJ & Associates, LLC,            This filing
                    Certified Public Accountants

                      ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes that it will:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (i) include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change to the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) For the purpose of determining liability under the Securities Act, each post-effective amendment will be treated as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

  (3) If, applicable, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Ogden, State of Utah, on the 21st day of November 2001.

                                       SAVON TEAM SPORTS, INC.



                                       By:/S/ Michael L. Rubin
                                          -------------------------------
                                              Michael L. Rubin, President


Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                      Date
---------                         -----                      ----

/S/ Michael L. Rubin              Sole Director,             November 21, 2001
                                  Chief Executive Officer,
                                  Chief Accounting Officer